LOGO
EDISON INTERNATIONAL                                                            John E. Bryson
                                                                                Chairman, President and
                                                                                Chief Executive Officer

                                                  October 26, 2001

In 2000, you were granted EIX stock options, including accelerated grants for 2001 and 2002.  In light of the
California power crisis that arose shortly after EIX's grant of the 2000 options, the resulting financial distress of SCE and its related effects on EIX and the other affiliates, we recognize that those stock options may no longer convey the full incentives that were originally intended.  Therefore, we are pleased to be able to give you an opportunity to either (1) keep the EIX stock options that you were granted in the year 2000 (your "2000 EIX
Options"), or (2) exchange all or a portion of your 2000 EIX Options for "deferred stock units" pursuant to the
Edison International Stock Option Retention Exchange Offer (the "Exchange Offer").

The enclosed materials contain the terms and conditions of the Exchange Offer that is being made by EIX with respect to your 2000 EIX Options.  Because it may help you review the documents, this letter notes some of the most important elements of the Exchange Offer:

o        If you accept the Exchange Offer with respect to all or some of your 2000 EIX Options, the options that you elect to exchange will terminate and EIX will grant you a certain number of deferred stock units.

o        A deferred stock unit is a right (subject to vesting as described below) to receive one share of EIX common stock.  If you elect to participate in the Exchange Offer, the number of deferred stock units that you will be granted for the 2000 EIX Options that you exchange will be calculated based on certain pre-determined exchange ratios.  The exchange ratios are described in more detail in the attached Exchange Offer Circular.  (The exchange ratios vary from 2.5985:1 to
                  3.4368:1.  That is, if you elect to participate in the exchange and the 2.5985:1 exchange ratio applies to the options that you exchange, you will be granted one deferred stock unit for each
                  2.5985 shares subject to the options that you exchange.  The exchange ratios vary based on the exercise price and remaining term of the corresponding stock options.)

o        The deferred stock units granted in the exchange will be subject to a four-year vesting schedule regardless of the vesting schedule that applies to your options.  If you elect to participate in the exchange, one-fourth of the deferred stock units that you are granted will vest on each of the first, second, third and fourth anniversaries of the date that the deferred stock units are granted.  If you remain employed through a vesting date, you will receive one share of EIX common stock for each

                  deferred stock unit that vests on that date.  Unvested DSUs will terminate if your employment terminates, except that there will be pro rata vesting for retirement, a termination of employment due to death or total disability, or for a termination of employment by the company without cause.  There will be 100% vesting on a change in control of EIX.

In order to participate in the Exchange Offer, your properly completed election form must be received by EIX no later than November 28, 2001.  An election form is enclosed.

There are many other important details of the Exchange Offer, as set forth in the enclosed documents, that you need to review in the process of making your decision of whether to accept the Exchange Offer.  Immediately following this letter is an Individualized Statement that lists your 2000 EIX Options, the Exchange Offer exchange ratios that will apply to those options if you elect to accept the Exchange Offer, and the corresponding number of deferred stock units that you are being offered for your 2000 EIX Options.  The exchange ratios were derived by calculating the Black-Scholes values of each grant of 2000 EIX Options and determining how many shares of stock would provide an equal value as of the calculation date based on the stock price on that date.  It is important that you read your Individualized Statement in connection with the enclosed Exchange Offer Circular and the other documents referred to in the Exchange Offer Circular so that you understand all of the terms and conditions of the
Exchange Offer.

In order to insure that you have an ample opportunity to get your questions answered with regard to the Exchange
Offer, we have scheduled meetings (with audio conferencing for those who cannot attend in person) in order to discuss any Exchange Offer questions you may have.  The meetings are scheduled as follows:

         Irvine, November 8, 9:00 - 11:00 a.m. and 2:00 - 4:00 p.m., EME Boardroom;
         Rosemead, November 15, 2:00 - 4:00 p.m., Employee Lounge.

After reading the enclosed documents, you may also contact Executive Compensation at the numbers or e-mail addresses listed in the Circular with any Exchange Offer questions that you may have.

                                                     JOHN E. BRYSON
                                                     ---------------------
                                                     JOHN E. BRYSON